EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Weyerhaeuser Company:

We consent to the incorporation by reference in the registration statements (Nos. 333-84127, 333-66412, 333-72356, and 333-104752 on Form S-3; Nos. 333-82376 and 333-86232 on Form S-4 and Nos. 333-74311, 333-89925, 333-53010, 333-86114, 333-113422, and 333-119184 on Form S-8) of Weyerhaeuser Company and subsidiaries of our reports dated February 27, 2007, with respect to the consolidated balance sheet of Weyerhaeuser Company and subsidiaries as of December 31, 2006, and December 25, 2005, and the related consolidated statements of earnings, cash flows and shareholders’ interest and comprehensive income for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Weyerhaeuser Company and subsidiaries.

Our reports refer to the adoption by Weyerhaeuser Company and subsidiaries of the provisions of Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, in 2004 and the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R), in 2006.

/s/ KPMG LLP

Seattle, Washington

February 27, 2007